Exhibit 5.3

September 12, 2022

Board of Directors

T-Mobile US, Inc.

12920 SE 38th Street

Bellevue, Washington 98006

Ladies and Gentlemen:

This firm acts as special local counsel to Sprint Communications Company of New Hampshire, Inc. (the “Opinion Guarantor”), a subsidiary of T-Mobile US, Inc., a Delaware corporation (the “Parent”), in connection with the filing by the Parent, T-Mobile USA, Inc., a Delaware corporation (“T-Mobile”), and certain subsidiaries of T-Mobile (including the Opinion Guarantor) of Post-Effective Amendment No. 2 (the “2022 Amendment”) to the Registration Statement on Form S-3ASR (File No. 333-249079) (as heretofore amended, including by the 2022 Amendment, the “Registration Statement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The 2022 Amendment relates to the proposed public offering of an indeterminate amount of one or more series of the following securities: (i) debt securities of T-Mobile (the “New Primary Debt Securities”), which may be issued from time to time pursuant to an indenture by and among T-Mobile, the Parent and Deutsche Bank Trust Company Americas, as trustee, the form of which is filed as Exhibit 4.14 to the 2022 Amendment (the “New Base Indenture”); and (ii) guarantees of the New Primary Debt Securities (the “New Primary Guarantees”) by one or more of the Parent and T-Mobile’s subsidiary guarantors, including the Opinion Guarantor, registered under the Registration Statement (the “Guarantors”), all of which may be sold from time to time and on a delayed basis, as set forth in the primary offering prospectus which forms a part of the Registration Statement (the “Base Prospectus”), and as to be set forth in one or more supplements to the Base Prospectus (each, a “Prospectus Supplement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In preparation of this opinion we have examined the following documents:

1. the Articles of Incorporation of the Opinion Guarantor;

2. the Bylaws of the Opinion Guarantor;

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3. a certificate of the Opinion Guarantor’s existence from the New Hampshire Secretary of State dated September 8, 2022;

4. the Unanimous Written Consent of the Board of Directors, Sole Member, or Managing Member, Manager or General Partner or General Partners, as Applicable, In Lieu of Meeting, dated September 12, 2022; and

5. such other documents and items as we deemed necessary for the purposes of this opinion.

We have assumed without independent verification that the information furnished by the Opinion Guarantor is accurate. We have not conducted any independent outside review of agreements, contracts, indentures, instruments, orders, judgments, rules, regulations, writs, injunctions, or decrees by which the Opinion Guarantor or any of its property may be bound nor, except as noted above, have we made any outside independent investigation as to the existence of actions, suits, investigations, or proceedings, if any, pending or threatened against the Opinion Guarantor. We have not reviewed the financial books or records of the Company (or any of its subsidiaries) and, unless expressly stated, do not express any opinion as to financial or tax matters or compliance with tax laws.

For purposes of this opinion letter, we have examined copies of such agreements, instruments, and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including electronic copies). We have also assumed the legal capacity of all natural persons and, with respect to all parties to agreements or instruments other than the Opinion Guarantor, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver, and perform such agreements or instruments, that such parties have duly authorized such agreements or instruments by all requisite action (corporate or otherwise), that such agreements or instruments have been executed, and delivered by such parties, and that such agreements or instruments are the valid, binding, and enforceable obligations of all parties thereto. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, including all statements in certificates of public officials and officers of the Opinion Guarantor that we reviewed, and we have not independently established the facts we relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

For purposes this opinion letter, we have assumed that (i) the offering, issuance, sale, execution, delivery, and definitive terms of any New Primary Guarantees of the Opinion Guarantor to be offered from time to time will have been duly authorized and established by proper action of the board of directors of the Opinion Guarantor (the “Future Authorization”) consistent with the procedures and terms described in the Registration Statement and in accordance with the Opinion Guarantor’s (a) Articles of Incorporation, (b) Bylaws, and (c) the law of the State of New Hampshire, in a manner that does not violate any law, government or court-imposed order or restriction, or agreement or instrument then binding on the Opinion

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Guarantor or otherwise impair the legal or binding nature of the obligations represented by the New Primary Guarantees; (ii) at the time of offer, issuance, sale, execution, and delivery of any New Primary Guarantees, the Registration Statement will have become effective under the Securities Act, and no stop order suspending its effectiveness will have been issued and remain in effect; (iii) any documentation creating or evidencing the New Primary Guarantees will be executed by a duly authorized officer of the Opinion Guarantor; (iv) any documentation creating or evidencing the New Primary Guarantees will be executed and delivered by the parties thereto as contemplated by the applicable Indenture and, as applicable, any supplemental indenture, and in accordance with the terms of the applicable Future Authorization and the applicable underwriting agreement or purchase agreement and as contemplated by the Registration Statement and/or the applicable Prospectus Supplement; (v) the Parent will receive lawful consideration for the New Primary Debt Securities and related New Primary Guarantees; and (vi) the Opinion Guarantor will remain validly existing under the laws of the State of New Hampshire.

We are members of the Bar of the State of New Hampshire, and we express no opinion as to matters involving the laws of any jurisdiction other than the State of New Hampshire. This opinion is limited to the effect of the laws (including administrative and judicial interpretations) of the State of New Hampshire as they existed on the date of this letter and to the facts bearing upon the opinions below as they existed on the date of this letter, and we expressly disclaim any obligation or undertaking to update or modify the opinions below as a consequence of any future changes in the laws or in the facts bearing upon those opinions.

Based on the foregoing, we are of the opinion that:

1.    The Opinion Guarantor is validly existing as a corporation under the laws of the State of New Hampshire.

2.    The Opinion Guarantor has the corporate power under the laws of the State of New Hampshire to issue the New Primary Guarantees.

This opinion letter has been prepared for use in connection with the 2022 Amendment. Please note that we are opining only as to matters set forth herein, and no opinion should be inferred as to any other matters.

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the 2022 Amendment and to the reference to this firm under the caption “Legal Matters” in the Base Prospectus and the Resale Prospectus. In giving this consent, we do not admit that we are an “expert” within the meaning of the Securities Act.

McLANE MIDDLETON PROFESSIONAL ASSOCIATION

By:	/s/ Patrick Closson
Patrick Closson, Vice President